CERTIFICATE OF DESIGNATIONS, VOTING POWERS, PREFERENCES,
          LIMITATIONS, RESTRICTIONS, AND RELATIVE RIGHTS
                                OF
             SERIES G 5% CONVERTIBLE PREFERRED STOCK
                    (Par Value $.10 Per Share)
                                OF
                    FLORIDA GAMING CORPORATION




                  Pursuant to Section 151 of the
         General Corporation Law of the State of Delaware





     Florida Gaming Corporation, a Delaware corporation (the
"Company"), does hereby certify that the following resolution has been duly adopted by the Board of Directors of the Company (the
"Board"):

     RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board by the provisions of the Certificate of Incorporation (the "Certificate of Incorporation") of the Company, there hereby is created a series of Preferred Stock, $.10 par value, which series shall have the following designations, powers, preferences, rights, qualifications, limitations and restrictions (in addition to the designations, powers, preferences, rights, qualifications, limitations and restrictions set forth in the Certificate of Incorporation which are applicable to the Preferred Stock).

     1. Designation and Rank. The designation of such series of the Preferred Stock shall be the Series G 5% Convertible Preferred Stock, par value $.10 per share (the "Series G Convertible Preferred Stock"). The maximum number of shares of Series G Convertible Preferred Stock shall be 5,000 Shares. The Series G Convertible Preferred Stock shall have a liquidation preference of $1,000 per share plus accrued and unpaid dividends thereon. The Series G Convertible Preferred Stock shall rank prior to the common stock, par value $.10 per share (the "Common Stock"), and to all other classes and series of equity securities of the Company now or hereafter authorized, issued or outstanding, other than the Company's Series A Convertible Preferred Stock ("Series A"), the Company's Series B Convertible Preferred Stock ("Series B"), the Company's Series C Convertible Preferred Stock ("Series C"), the Company's Series D Convertible Preferred Stock ("Series D"), the Company's Series E Convertible Preferred Stock ("Series E"), and the Company's Series F Convertible Preferred Stock ("Series F") (the Common Stock, and such other classes and series of equity securities other than the Company's Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock, collectively may be referred to herein as the "Junior Stock"). The Series G Convertible Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

     2. Payment of Dividends. The holders of outstanding shares of Series G Convertible Preferred Stock shall be entitled to receive preferential dividends in cash, out of any funds of the Company legally available at the time for declaration of dividends, before any dividend or other distribution will be paid or declared and set apart for payment on any shares of Junior Stock, at the rate of 5% per annum, payable semi-annually beginning on June 30, 1998; provided, however, that dividend payments may be made in the sole discretion of the Board of Directors of the Company in additional fully paid and nonassessable shares of Series G Convertible Preferred Stock at a rate of $1,000 per share of Series G Convertible Preferred Stock for each $1,000 of such dividend not paid in cash, and the issuance of such additional shares shall constitute full payment of such dividend.

     3.   Voting Rights.

          (a) Class Voting Rights. The Series G Convertible Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 3(b) hereof). So long as any shares of Series G Convertible Preferred Stock are issued and outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series G Convertible Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series G Convertible Preferred Stock vote separately as a class: (i) authorize, create, issue or increase the authorized or issued amount of any class or series of stock, including but not limited to the issuance of any more shares of previously authorized Common or Preferred Stock, ranking prior to or on a parity with the Series G Convertible Preferred Stock, with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up, except that no such vote or consent shall be required with respect to shares of Common Stock or Preferred Stock issued in payment of dividends on, or upon the conversion of, Series A, Series B, Series C, Series D, Series E, Series F and Series G Convertible Preferred Stock and the issuance of up to 2,084 shares of Series F Preferred Stock to Interstate Capital Corporation or Freedom Financial Corporation or an assignee, and except for stock options and warrants granted by the Company to directors, employees or consultants for services rendered, and such stock options and warrants previously authorized by the Company's Board of Directors before the filing with the Delaware Secretary of State of the Certificate of Designation with respect to the Series G Convertible Preferred Stock, to the extent permitted and subject to the limitations in Section 1 of this Certificate; and provided further, that the Company may authorize and issue additional shares of Series G Convertible Preferred Stock on the same terms and conditions as set forth in this Certificate without the consent of any holders of the outstanding shares of Series G Convertible Preferred Stock for the purpose of paying dividends on the Series G Convertible Preferred Stock, if the Company pays the dividend in stock rather than in cash; (ii) amend, alter or repeal the provisions of the Series G Convertible Preferred Stock, whether by merger, consolidation or otherwise, so as to affect materially and adversely any right, preference, privilege or voting power of the Series G Convertible Preferred Stock; provided, however, that any creation and issuance of other series of Junior Stock shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers;
(iii) repurchase, or pay cash dividends on, shares of the Company's Junior Stock; (iv) amend the Articles of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series G Convertible Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to materially and adversely affect such rights, preferences privileges or voting powers; (v) except as permitted herein, effect any distribution with respect to any class of the Company's capital stock of (A) shares of any class of its capital stock, (B) rights to purchase any class of its capital stock, or
(C) other securities convertible into any class of its capital stock; (vi) reclassify the Company's outstanding securities,
(vii) enter into any transaction required to be disclosed under
Item 404 of Regulation S-K in the aggregate amount of more than $100,000 with any person directly or indirectly controlling the Company, except for transactions approved by the Company's Board of Directors prior to the date of the filing of the Series G Convertible Preferred Stock Certificate of Designation with the Delaware Secretary of State, or (viii) prior to January 1, 1999, issue any additional equity securities or securities convertible into equity securities of the Company, except in payment of dividends on, or upon the conversion of, Preferred Stock as excepted from the provisions of Section 3(a)(i) hereof or upon the exercise of stock options and warrants excepted from those provisions.

          (b) General Voting Rights. Except with respect to transactions upon which the Series G Convertible Preferred Stock shall be entitled to vote separately as a class pursuant to
Section 3(a) above and except as otherwise required by Delaware law, the Series G Convertible Preferred Stock shall have no voting rights. The Common Stock into which the Series G Convertible Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

     4.   Liquidation Preference.

          (a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the Series G Convertible Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company whether such assets are capital or surplus of any nature, an amount (the "Liquidation Preference") per share equal to $1,000 per share of the Series G Convertible Preferred Stock, through the date of liquidation, dissolution or winding up, whether or not declared, and no more, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference payable to the holders of outstanding shares of the Series G Convertible Preferred Stock and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the Series G Convertible Preferred Stock, then all of said assets will be distributed among the holders of the Series G Convertible Preferred Stock, and the other classes of stock on a parity with the Series G Convertible Preferred Stock, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series G Convertible Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series G Convertible Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent nationally recognized investment banking firm) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series G Convertible Preferred Stock has been paid in cash the full amount of the Liquidation Preference to which such holder is entitled as provided herein. After payment of the full amount of the Liquidation Preference to which each holder is entitled, such holders of shares of Series G Convertible Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

          (b) A consolidation or merger of the Company with or into any other corporation or corporations, or a purchase or redemption by the Company of shares of any class of stock, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4.

          (c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than 45 days prior to the payment date stated therein, to the holders of record of the Series G Convertible Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

     5.   Conversion.  The holder of Series G Convertible
Preferred Stock shall have the following conversion rights (the
"Conversion Rights"):

          (a) Right to Convert. At any time or from time to time following the 180th day following the first date of issuance of any share of Series G Convertible Preferred Stock (the "Issuance Date"), the holder of any shares of Series G Convertible Preferred Stock at his or her option may, subject to the limitations set forth in Section 5(m) herein, elect (a "Voluntary Conversion") to convert all or any portion of the shares of Series G Convertible Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the quotient which results when the Conversion Price (as defined below) then in effect is divided into the sum of (i) $1,000 per share of Series G Convertible Preferred Stock and (ii) accrued and unpaid dividends on such shares, if any, as of the date of such holder's exercise of election to convert (the "Voluntary Conversion Date"), in accordance with the following sentence. Such right shall be exercised by delivery to the Company of a written or facsimile notice (the "Conversion Notice") of such holder's election to convert the Series G Convertible Preferred Stock to be converted at any time during normal business hours (i.e. 9:00 a.m. to 5:30 p.m. Eastern Standard or Daylight Savings Time, as the case may
be) at the office of the Company. The exercise shall become effective (the "Exercise Effective Date") on the date the Company receives the Conversion Notice provided that the Company receives
(x) the certificates evidencing the shares of Series G Convertible Preferred Stock to be converted, (y) if so required by the Company, instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his duly authorized attorney, and (z) transfer tax stamps or funds therefore, if required pursuant to Section 5(g) herein (collectively, the "Supporting Documentation"), within three (3) business days of the Exercise Effective Date.

          (b)  Mandatory Conversion.

               (i)  If a Mandatory Conversion Event (as
hereinafter defined) shall occur, each share of Series G Convertible Preferred Stock outstanding on the date of such Mandatory Conversion Event (a "Mandatory Conversion Date") shall, automatically and without any action on the part of the holder thereof, convert into a number of fully paid and non-assessable shares of Common Stock equal to the quotient derived by dividing the Conversion Price in effect on the Mandatory Conversion Date into the product of $1,000 multiplied by the total number of issued and outstanding shares of Series G Convertible Preferred Stock on the Mandatory Conversion Date.

               (ii) As used herein, a "Mandatory Conversion
Event" shall be deemed to have occurred on September 30, 2002, provided that:

                    (A)  all the shares of Common Stock issuable
upon conversion of shares of Series G Convertible Preferred Stock shall have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement declared effective under the Securities Act by the Commission (no later than the Mandatory Conversion Date) and such registration shall be available for use under the Securities Act after the Mandatory Conversion Date;

                    (B)  on the Mandatory Conversion Date, all
shares of Common Stock issuable upon the conversion of shares of Series G Convertible Preferred Stock shall be qualified for resale by the holders of such shares under all applicable state securities laws and shall have been listed or approved for trading on, as applicable, the NASDAQ Small Capital Market or each securities exchange on which such shares are then traded.

                    (C)  If the conditions set forth in Section
5(b)(ii)(A) and (B) above are not satisfied on September 30, 2002, then the Mandatory Conversion Event shall be deemed to occur on the first date thereafter that such conditions are satisfied.

               (iii)     Upon the occurrence of a Mandatory
Conversion Event, the outstanding shares of Series G Convertible Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Series G Convertible Preferred Stock unless certificates evidencing such shares of Series G Convertible Preferred Stock are either delivered to the Company or the holder notifies the Company that such certificates have been lost, stolen, or destroyed, and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Upon the occurrence of the automatic conversion of the Series G Convertible Preferred Stock, the holders of the Series G Convertible Preferred Stock shall surrender the certificates representing such shares at the office of the Company. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series G Convertible Preferred Stock surrendered were convertible on the Mandatory Conversion Date.

          (c)  Conversion Price.

               (i) The term "Average Share Price" shall mean 80% of the average of the closing bid prices of the Company's shares of Common Stock as quoted on the NASDAQ Small Capital Market ("NASDAQ SMALL CAP") (or on such other United States stock exchange or public trading market on which the shares of the Company trade if, at the time of the Conversion, they are not trading on the NASDAQ SMALL CAP), for the five (5) consecutive trading days immediately preceding the date of, as applicable, the Voluntary Conversion Date or the Mandatory Conversion Date, or for the purposes of Sections 5(d)(vi) and 5(d)(vii) herein, preceding the date of the issuance of Common Stock, rights, warrants or options to purchase Common Stock or other securities of the Company.

               (ii) The term "Conversion Price" shall mean, with respect to any conversion of Series G Convertible Preferred Stock, the lesser of (A) 105% of the average of the reported closing bid prices of the Company's Common Stock as quoted on the NASDAQ SMALL CAP during the fifteen (15) consecutive trading days immediately preceding the Issuance Date (the "Maximum Conversion Price") or (B) the Average Share Price immediately preceding the Voluntary Conversion Date or Mandatory Conversion Date for such conversion, as applicable.

               (iii) Notwithstanding anything else herein to the contrary, the Conversion Price of the Series G Convertible Preferred Stock will be adjusted to be the lowest fixed conversion price (or the formula which provides for a lower conversion price based upon the fair market value per share of the Company's Common Stock) of any other convertible securities, rights, options or warrants issued by the Company during the 12 months immediately following the Issuance Date, except for stock options and warrants granted by the Company to directors, employees or consultants for services rendered. For example, if, after the Issuance Date, the Company issues securities that are convertible at 70% of the average of the closing bid prices of the Company's shares of Common Stock, then the Average Share Price calculation of Section 5(c) shall be reduced from 80% to 70%.

          (d)  Adjustments of Conversion Price and Mandatory
Conversion Threshold.

               (i)  Adjustments for Stock Splits and
Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the applicable Conversion Price and Maximum Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the applicable Conversion Price and Maximum Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 5(d)(i) shall be effective at the close of business on the date the stock split or combination occurs.

               (ii) Adjustments for Certain Dividends and
Distributions. If the Company shall at any time or from time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Maximum Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the Maximum Conversion Price then in effect by a fraction;

                    (A)  the numerator of which shall be the
total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                    (B)  the denominator of which shall be the
total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

               (iii)     Adjustment for Other Dividends and
Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the Maximum Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series G Convertible Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series G Convertible Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(d)(iii) with respect to the rights of the holders of the Series G Convertible Preferred Stock.

               (iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series G Convertible Preferred Stock at any time or from time to time after the Issuance Date shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(d)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(d)(v)), then, and in each event, an appropriate revision to the Maximum Conversion Price shall by made and provisions shall be made (by adjustments of the Conversion Price of otherwise) so that the holder of each share of Series G Convertible Preferred Stock shall have the right thereafter to convert such share of Series G Convertible Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series G Convertible Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

               (v)  Adjustments for Reorganization, Merger,
Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(d)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(d)(iv)), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties or assets to any other person, then as a part of such reorganization, merger, consolidation, or sale, an appropriate revision to the Maximum Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series G Convertible Preferred Stock shall have the right thereafter to convert such share of Series G Convertible Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from such reorganization, merger, consolidation, or sale, to which a holder of Common Stock deliverable upon conversion of such shares would have been entitled upon such reorganization, merger, consolidation, or sale, to which a holder of Common Stock deliverable upon conversion of such shares would have been entitled upon such reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(d)(v) with respect to the rights of the holders of the Series G Convertible Preferred Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of this Section 5(d)(v) (including any adjustment in the applicable Conversion Ratio then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series G Convertible Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

               (vi) Adjustments for Issuance of Common Stock. If at any time or from time to time after the Issuance Date, the Company shall issue or sell any shares of Common Stock for a consideration less than the product of the Average Share Price per share of Common Stock multiplied by 1.25 immediately prior to the time of such issue or sale, then forthwith upon such issue or sale, the number of shares of Common Stock issuable upon conversion of the Series G Convertible Preferred Stock in effect immediately prior to such issue or sale shall be adjusted by multiplying the number of shares of Common Stock issuable upon conversion of the Series G Convertible Preferred Stock in effect immediately prior to the time of such issue or sale by a fraction:

                    (A)  the numerator of which shall be (i) the
total number of shares of Common Stock issued and outstanding immediately after such issue or sale, multiplied by (ii) the product of the Average Share Price per share of Common Stock multiplied by 1.25 immediately prior to such issue or sale; and

                    (B)  the denominator of which shall be the
sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the product of the Average Share Price per share of the Common Stock multiplied by 1.25 immediately prior to such issue or sale plus
(ii) the consideration received by the Company upon such issue or sale.

               (vii)     Other Adjustment Events and Provisions.
For the purposes of this Section 5, following shall also be applicable.

                    (A)  Issuance of Rights, Warrant or Options.

                         (i)  In case at any time the Company
shall grant, issue or sell (whether directly or by assumption in a merger or otherwise) any rights or warrants to subscribe for or to purchase, or any options for the purchase of Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such rights or warrants or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or warrants or options or upon conversion or exchange of such Convertible Securities (determined as provided below) shall be less than the product of the Average Share Price multiplied by 1.25 as of the date of granting such rights or warrants or options as the case may be, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights (other than rights issued pursuant to a stockholders rights plan adopted by the Company pursuant to which the acquisition by any third party of a specified percentage of shares of Common Stock triggers the exercisability of such rights to purchase Common Stock, for so long as no event has occurred triggering such right to exercise) or warrants or options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such rights or warrants or options shall (as of the date of granting of such rights or warrants or options) be deemed to be outstanding and to have been issued for such price per share.

                         (ii) No further adjustments of the
number of shares of Common Stock issuable upon conversion of the Series G Convertible Preferred Stock shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such rights or warrants or options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                    (B)  Issuance of Convertible Securities.   In
case the Company shall issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities (determined as provided below) shall be less than the product of the Average Share Price multiplied by
1.25 determined as of the date of such issue or sale of such Convertible Securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share; provided, however, that (a) except as provided Section 5(d)(vii)(C), no further adjustments to the number of shares of Common Stock issuable upon conversion of the Series G Convertible Preferred Stock shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any rights or warrants to subscribe for or to purchase or any options to purchase any such Convertible Securities for which adjustments of the number of shares of Common Stock issuable upon conversion of the Series G Convertible Preferred Stock have been or are to be made pursuant to Section 5(d)(vii)(A), no further adjustment of the number of shares of Common Stock issuable upon conversion of the Series G Convertible Preferred Stock shall be made by reason of such issue or sale. For the purposes of this Section 5(d)(vii)(B), the price per share for which Common Stock is issuable upon conversion or exchange of Convertible Securities shall be determined by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.

                    (C)  Consideration for Stock.  In case any
shares of Common Stock or Convertible Securities, other than the Series G Convertible Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities shall be issued or sold:



                         (i)  for cash, the consideration
received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith;

                         (ii) for a consideration other than
cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined by the Board of Directors of the Company in good faith and in the exercise of reasonable business judgment, without deduction of any expense incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith, which determination shall be sent in writing by the Board of Directors to the registered holders of Series G Convertible Preferred Stock;

                         (iii)     in connection with any merger
or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

                         (iv) in the event of any consolidation
or merger of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, Maximum Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Series G Convertible Preferred Stock, the determination of the applicable Conversion Price, Maximum Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series G Convertible Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Series G Convertible Preferred Stock.

                    (D)  Record Date.  In case the Company shall
take a record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the date of the granting of such right of subscription or purchase.

                    (E)  Certain Issues Excepted.  Anything
herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the number of shares of Common Stock issuable upon conversion of the Series G Convertible Preferred Stock upon the grant after the Issuance Date of, or the exercise after the Issuance Date of, options or warrants, or rights to purchase restricted stock under director or employee benefit plans or other written employment, financing, or consulting agreements or arrangements, in each case currently in effect or adopted after the Issuance Date or entered into by the Company after the Issuance Date; provided, however, that any such issuance or grant shall be for consideration or at the strike price, respectively, not less than the product of the Average Share Price multiplied by 1.25 on the date of grant thereof, and provided, further, that the aggregate number of shares of Common Stock issuable upon the exercise of such options, warrants or rights for which no adjustment is required to be made, exclusive of any options, warrants or rights that have expired, been canceled or are for other reasons (other than having been exercised) no longer outstanding, shall not exceed fifteen percent (15%) of the aggregate sum of (1) the total outstanding shares of Common Stock at the Issuance Date, (2) the number of shares issuable in respect of all outstanding options and warrants as of the Issuance Date, (3) the number of shares of Common Stock issuable upon conversion of the Series G Convertible Preferred Stock; and (4) the options or warrants or rights to purchase restricted stock granted after the Issuance Date under employee benefit plans or other written employment or consulting agreements or arrangements. The Company shall not be required to make any such adjustment upon the issuance of shares or the granting of any options or warrants or rights referred to in this
Section 5(d)(vii)(E) if and to the extent that the issuance of the shares covered thereby is excepted by this clause.

               (e) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series G Convertible Preferred Stock against impairment.

               (f)  Certificate as to Adjustments.  Upon
occurrence of each adjustment or readjustment of the Conversion Price, Maximum Conversion Price or number of shares of Common Stock issuable upon conversion of the Series G Convertible Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish notice to each holder of such Series G Convertible Preferred Stock, a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series G Convertible Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price and Maximum Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series G Convertible Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

               (g) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series G Convertible Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

               (h)  Notices.  All notices and other
communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company.

               (i) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series G Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round the fraction to the nearest whole number of shares such that the Company will round up if the fraction is one-half or more, and round down if the fraction is less than one-half.

               (j) Reservation of Common Stock. The Company shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock not previously reserved, solely for the purpose of effecting the conversion of the Series G Convertible Preferred Stock, the full number of shares deliverable upon conversion of all the shares of Series G Convertible Preferred Stock from time to time outstanding. The Company shall, from time to time in accordance with the Delaware General Business Corporations Law, as amended, use its best efforts to take all necessary measures to increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to permit the conversion of all of the Series G Convertible Preferred Stock at the time outstanding. In addition to any other remedies which the holders of the Series G Convertible Preferred Stock may have as a result of the breach of Section 5(j) of this Certificate, upon such a breach, each of said holders may, at their option exercisable in their sole discretion, individually demand and be entitled to the immediate redemption of all or any portion of their shares of Series G Convertible Preferred Stock by the Company for a redemption price payable immediately in cash equal to the sum of 125% of the original purchase price of each share of Series G Convertible Preferred Stock plus all cumulative unpaid dividends thereon. Said remedy will be cumulative and not exclusive of any other remedies at law or in equity available to the holders of the Series G Convertible Preferred Stock.

               (k) Retirement of Series G Convertible Preferred Stock. Conversion of Series G Convertible Preferred Stock shall be deemed to have been effected on the applicable Voluntary Conversion Date or Mandatory Conversion Date, and such date is referred to herein as the "Conversion Date". The converting holder shall be deemed to have become a stockholder of record of the Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares of Series G Convertible Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series G Convertible Preferred Stock representing the unconverted portion of the certificate so surrendered.

               (l) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series G Convertible Preferred Stock require the Company to take action with respect to the registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be. Nothing contained herein shall require the Company to pay the costs or expenses incurred for the application, if any, submitted to the Florida Department of Business and Professional Regulation by the holder of Series G Convertible Preferred Stock to acquire a 5% or greater equity interest in the Company.

               (m)  Limitation on Amount of Conversion.
Notwithstanding anything else herein to the contrary, each holder of the Series G Convertible Preferred Stock may not convert more than 20% of the original purchase amount of its Series G Convertible Preferred Stock during any 30 day period commencing on a date 180 days after the Issuance Date on a cumulative basis pursuant to a Voluntary Conversion, calculated from the first month during which a Voluntary Conversion may occur, so that if, for example, conversions are not made in one 30 day period, then in the next 30 day period 40% of the original purchase price of the Series G Convertible Preferred Stock may be converted. This restriction shall be binding upon any transferee of the Series G Convertible Preferred Stock from the purchaser of such shares from the Company. In addition, no holder of the Series G Convertible Preferred Stock may convert any such shares if immediately following such conversion the holder will own of record 5% or more of the Company's shares of common stock issued and outstanding following such conversion. Furthermore, Florida law prohibits any person or entity from acquiring a 5% or greater equity interest in a pari-mutual operator and exercising control with respect to those shares until such person has received the approval of the Florida Department of Business and Professional Regulation, Division of Pari-Mutual Wagering. Therefore, the acquisition of 5% or more of the Company's Common Stock upon the conversion of shares of Series G Convertible Preferred Stock requires such approval before the Company will issue shares of its Common Stock in excess of said percentage amount to any one holder of the Series G Convertible Preferred Stock.

               (n) Delivery of Certificates. If the Company does not deliver certificates evidencing the shares of the Company's Common Stock into which the Series G Convertible Preferred Stock is convertible within five (5) business days after the receipt of a the Supporting Documentation, then in addition to all the remedies which the holders of the Series G Convertible Preferred Stock may have, the Company shall pay a late fee in cash to said holder equal to 2% of the Liquidation Preference per month or pro rata portion thereof that the delivery of said certificates is late.

     6. No Preemptive Rights. Except as provided in Section 5 hereof, no holder of the Series G Convertible Preferred Stock shall be entitled as of rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class or bond or debentures, or other evidences of indebtedness convertible into or exchangeable for shares may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

     7. Redemptions. (a) The Company shall have the right in its sole discretion to redeem in whole or in part the issued and outstanding Series G Convertible Preferred Stock by paying a redemption price in cash equal to the greater of (i) the sum of 125% of the original purchase price of each share of Series G Convertible Preferred Stock redeemed, plus all cumulative unpaid dividends thereon, as provided in Section 2 herein, or (ii) the gross proceeds that the holders of the Series G Convertible Preferred Stock would receive if they converted the shares of Series G Convertible Preferred Stock to be redeemed into Common Stock and immediately thereafter sold the Common Stock for 125% of the Average Share Price, calculated as of the Redemption Notice Date (as hereinafter defined).

          (b) The date of the Company's notice (the "Redemption Notice") to the undersigned of its election to exercise its redemption rights is referred to herein as the "Redemption Notice Date." The Redemption Notice shall be sent to the undersigned at the address and/or facsimile number of the undersigned appearing in the Company's stock transfer ledger. The Redemption Notice shall indicate whether the Company will redeem all or part of the undersigned's Series G Preferred Stock and the applicable redemption price. The Company shall not be entitled to send any Redemption Notice and begin the redemption procedure unless it has the full amount of the redemption price in cash, available in a demand or other immediately available account in a bank or similar financial institution on the Redemption Notice Date. The payment of the redemption price by the Company will be made no later than fifteen (15) business days after the Redemption Notice Date.

     8. Status of Converted Stock. In case any shares of Series G Convertible Preferred Stock shall be converted pursuant to Section 5 hereof, or otherwise repurchased or reacquired, the shares so converted, repurchased or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series G Convertible Preferred Stock.

          IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed on its behalf by its Chief
Executive Officer as of  November 17, 1997.


                              Florida Gaming Corporation


                              By:/s/ W. Bennett Collett
                              Name:  W. Bennett Collett
                              Title:  Chief Executive Officer